Exhibit 99.1

FOR IMMEDIATE RELEASE

For Additional Information:

A. William Stein	Pamela Matthews
Chief Financial Officer and	Investor/Analyst Information
Chief Investment Officer	Digital Realty Trust, Inc.
Digital Realty Trust, Inc.	+1 (415) 738-6500
+1 (415) 738-6500

DIGITAL REALTY TRUST, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2009 RESULTS

Strong performance yields 13% year-over-year growth in FFO of $2.93 per diluted share and unit

Highlights:

•	Reported FFO of $2.93 per diluted share and unit for the year ended December 31, 2009, up 13.1% from the year ended December 31, 2008;

•	Reported FFO of $0.79 per diluted share and unit for the fourth quarter, up 6.8% from the third quarter of 2009;

•	Reported net income for the year ended December 31, 2009 of $91.2 million and net income available to common stockholders of $47.3 million, or $0.61 per diluted share;

•

Completed six property acquisitions totaling 1.4 million square feet for $251.6 million in 2009, including the remaining noncontrolling interest in a fully leased facility in Silicon Valley from the Company’s joint venture partner;

•	Subsequent to year-end, in January 2010 completed the acquisition of a three-property portfolio totaling approximately 550,000 square feet located in New England for $375 million;

•	Commenced leases on approximately 757,000 square feet during 2009 at an average annualized GAAP rent of approximately $106 per square foot, including non technical space;

•	Signed leases on approximately 434,000 square feet in 2009 at an average annualized GAAP rent of approximately $127 per square foot, including non technical space;

•

Increased quarterly common stock dividend by 7% for the first quarter 2010 to $0.48 per share; by 25% for the fourth quarter 2009 to $0.45 per share, and by 9% for the third quarter 2009 to $0.33 per share;

•	Obtained BBB/Baa2 stable outlook investment grade debt ratings in November from the three major rating agencies;

•	Completed a £23.8 million secured debt financing in October and a €30.0 million secured debt financing in December;

560 MISSION STREET, SUITE 2900

SAN FRANCISCO, CA 94105

415-738-6500

•	Entered into equity distribution agreements in December 2009 and January 2010 under which the Company can, subject to market conditions, issue and sell up to $400 million of its common stock;

•

Subsequent to year-end, in January 2010 completed a $500 million unsecured 10-year notes offering with an interest rate of 5.875% per annum yielding 6.105% and three draws on its Prudential shelf facility during January and February 2010 totaling $117.0 million with a weighted average interest rate of 5.06% per annum and maturity of 5.8 years; and

•	Raised 2010 FFO guidance range to $3.18 to $3.30 per diluted share and unit, increasing the midpoint by $0.04 per share.

San Francisco, Calif. (February 25, 2010) – Digital Realty Trust, Inc. (NYSE: DLR), the leading owner and manager of corporate and Internet gateway datacenter facilities, today announced financial results for its fourth quarter and full year ended December 31, 2009. Funds from operations (“FFO”) on a diluted basis was $80.1 million in the fourth quarter of 2009, or $0.79 on a diluted per share and unit basis, up 6.8% from $0.74 per diluted share and unit in the previous quarter; and up 5.3% from $0.75 per diluted share and unit in the fourth quarter of 2008. For the year ended December 31, 2009, FFO was $289.9 million, or $2.93 on a per diluted share and unit basis, up 13.1% from $2.59 per diluted share and unit in 2008.

“The FFO of $0.79 per diluted share and unit for the fourth quarter of 2009 includes approximately $0.01 of additional FFO from certain items that do not represent ongoing revenue streams. Similarly, fourth quarter 2008 FFO of $0.75 per diluted share and unit included approximately $0.07 per share of additional FFO from such items. When adjusted for these items in both quarters, fourth quarter 2009 FFO increased 14.7% over fourth quarter 2008 FFO,” commented A. William Stein, Chief Financial Officer and Chief Investment Officer of Digital Realty Trust. “After adjusting for such items for the full years 2009 and 2008, FFO was $2.92 per diluted share and unit, a 18.2% increase over 2008 FFO of $2.47 per diluted share and unit.”

FFO is a supplemental non-GAAP performance measure used by the real estate industry to measure the operating performance of real estate investment trusts. FFO should not be considered as a substitute for net income determined in accordance with U.S. GAAP as a measure of financial performance. A reconciliation from U.S. GAAP net income available to common stockholders to FFO and a definition of FFO are included as an attachment to this press release.

Net income for the fourth quarter was $24.9 million, compared to $23.9 million for the third quarter of 2009 and $25.1 million for the fourth quarter of 2008. Net income available to common stockholders in the fourth quarter was $14.3 million or $0.18 per diluted share, compared to $12.4 million, or $0.16 per diluted share in the third quarter of 2009, and $13.8 million, or $0.19 per diluted share, in the fourth quarter of 2008. For the year ended December 31, 2009, net income was $91.2 million, up 34.3% over 2008 net income of $67.9 million. Net income available to common shareholders for the year was $47.3 million, or $0.61 per diluted share, up from $26.7 million, or $0.38 per diluted share in 2008.

The Company reported total operating revenues of $169.8 million in the fourth quarter of 2009, up 15.4% from $147.1 million in the fourth quarter of 2008 and total operating revenue of $637.1 million for the year, up 20.8% from $527.4 million in 2008.

“By all accounts, Digital Realty Trust delivered an exceptionally strong performance in 2009. We successfully raised attractively priced capital to continue to fund our growth through our leasing and redevelopment program as well as by acquiring stabilized assets,” commented Michael F. Foust, Chief Executive Officer of Digital Realty Trust. “Furthermore, we were pleased to share this success directly with shareholders by increasing our dividend for three consecutive quarters, representing a total increase of approximately 45%.”

Acquisitions and Leasing Activity

On October 30, 2009, the Company acquired 1350 Duane Avenue and 3080 Raymond Street, two fully leased datacenter facilities totaling 185,000 square feet located adjacent to each other in Santa Clara, California. The purchase price of approximately $90.5 million includes the assumption of a $52.8 million secured mortgage.

On December 17, 2009, the Company acquired a fully leased, two-property datacenter portfolio consisting of four buildings and located at 45901 and 45905 Nokes Boulevard in Sterling Virginia, and 21561 and 21571 Beaumeade Circle as well as a parcel of land located at 21551 Beaumeade Circle in Ashburn, Virginia. The purchase price was approximately $63.3 million. The buildings total approximately 332,000 square feet with a parcel of land capable of supporting up to 140,000 square feet of new datacenter development. Including these properties and the remaining noncontrolling interest in a fully leased facility in Silicon Valley from the Company’s joint venture partner, the Company completed six property acquisitions totaling $251.6 million in 2009.

On January 22, 2010, the Company completed the acquisition of a three-property portfolio located in Massachusetts and Connecticut. The portfolio is approximately 98% leased and totals approximately 550,000 square feet. The purchase price was approximately $375 million.

As previously announced, for the year ended December 31, 2009, the Company commenced leases totaling approximately 757,000 square feet. This includes over 369,000 square feet of Turn-Key Datacenter® space leased at an average annual GAAP rental rate of $177.00 per square foot, approximately 194,000 square feet of Powered Base Building® space leased at an average annual GAAP rental rate of $59.00 per square foot, and approximately 194,000 square feet of non-technical space leased at an average annual GAAP rental rate of $17.00 per square foot.

For the quarter ended December 31, 2009, the Company commenced leases totaling approximately 91,000 square feet of space. This includes nearly 53,000 square feet of Turn-Key Datacenter® space leased at an average annual GAAP rental rate of $173.00 per square foot, approximately 20,000 square feet of Powered Base Building® space leased at an average annual GAAP rental rate of $29.00 per square foot, and approximately 18,000 square feet of non-technical space leased at an average annual GAAP rental rate of $22.00 per square foot.

For the year ended December 31, 2009, the Company signed leases totaling approximately 434,000 square feet. This includes approximately 332,000 square feet of Turn-Key Datacenter® space leased at an average annual GAAP rental rate of $158.00 per square foot, over 35,000 square feet of Powered Base Building® space leased at an average annual GAAP rental rate of $27.00 per square foot, and approximately 67,000 square feet of non-technical space leased at an average annual GAAP rental rate of $22.00 per square foot.

For the quarter ended December 31, 2009, the Company signed leases totaling approximately 156,000 square feet of space. This includes approximately 116,000 square feet of Turn-Key Datacenter space leased at an average annual GAAP rental rate of $126.00 per square foot, approximately 30,000 square feet of Powered Base Building space leased at an average annual GAAP rental rate of $26.00 per square foot, and approximately 10,000 square feet of non-technical space leased at an average annual GAAP rental rate of $31.00 per square foot.

The leasing results include all activity at the Company’s consolidated joint venture property.

For the year ended December 31, 2009, the Company signed lease renewals totaling approximately 1.3 million square feet, resulting in a 22.5% increase in GAAP rent for the leases renewed.

As of February 25, 2010, the Company’s portfolio comprises 84 properties, excluding one property held in an unconsolidated joint venture, consisting of 117 buildings totaling approximately 14.9 million rentable square feet, including 1.8 million square feet of space held for redevelopment. The portfolio is strategically located in 27 key markets throughout North America and Europe.

Balance Sheet Update

Total assets grew to approximately $3.7 billion at December 31, 2009 from $3.3 billion at December 31, 2008. Total debt increased to approximately $1.8 billion at December 31, 2009 from $1.4 billion at December 31, 2008. Stockholders’ equity was approximately $1.6 billion, up from $1.5 billion at December 31, 2008.

In December 2009 and January 2010, the Company entered into equity distribution agreements under which it can, subject to market conditions, issue and sell up to $400 million of its common stock. The Company intends to use the proceeds from the sale of shares to temporarily repay borrowings under its revolving credit facility, to acquire additional properties, to fund development and redevelopment opportunities and for general corporate purposes. As of February 24, 2010, the Company has generated net proceeds of approximately $53.5 million after payment of approximately $0.8 million of commissions to the sales agents from the issuance of approximately 1.1 million common shares at an average price of $50.54 per share.

Subsequent to the end of the year, in separate transactions, the Company closed the sale of $100.0 million on January 20, 2010 and $17.0 million on February 3, 2010 of its senior unsecured term notes under its Prudential shelf facility. The notes sold in January were issued in two series referred to as the series D and series E notes. The series D notes have a principal amount of $50.0 million, an interest-only rate of 4.57% per annum and a five-year maturity, and the series E notes have a principal amount of $50.0 million, an interest-only rate of 5.73% per annum and a seven-year maturity. The notes sold in February are referred to as the series F notes and have an interest-only rate of 4.50% per annum and a five-year maturity.

On January 28, 2010, the Company closed the issuance of $500 million in 10-year, senior unsecured notes with an interest rate of 5.875% per annum yielding 6.105%. The Company used the net proceeds from these transactions to temporarily repay borrowings under its revolving credit facility, to fund acquisitions and its development and redevelopment program, and for working capital.

“In 2009 we raised $620 million in capital from a variety of sources, which was used to fund the growth of the Company and retire approximately $151 million of debt,” added Mr. Stein. “As a result of these activities and our consistent approach to prudently managing our balance sheet, we achieved BBB/Baa2 investment grade debt ratings with a stable outlook from all three major rating agencies in November 2009. To date in 2010, we have raised an additional $670.5 million of attractively priced capital from various debt and equity markets activities, including our inaugural $500 million unsecured notes offering. As a result of our strong fourth quarter 2009 performance and subsequent investment and funding activities, we are revising our 2010 guidance.”

2010 Revised Outlook

FFO per diluted share and unit for the year ending December 31, 2010 is projected to be between $3.18 and $3.30. This guidance represents expected FFO growth of 8.5% to 12.6% over the 2009 FFO of $2.93 per diluted share and unit. A reconciliation of the range of 2010 projected net income to projected FFO follows:

(Low - High)
Net income available to common stockholders per diluted share	$0.79 – 0.91
Add:
Real estate depreciation and amortization as adjusted for noncontrolling interest	$2.55
Less:
Dilutive impact of convertible stock and exchangeable debentures	$(0.16)

Projected FFO per diluted share	$3.18 – 3.30

The 2010 guidance provided by Digital Realty Trust in this press release is based on the following assumptions as of February 25, 2010:

•	Acquisitions of additional income producing properties totaling $150 million at average cap rate of 10%;

•	Commencement of leases which will contribute $80 to $90 million of GAAP rental revenue on an annualized basis;

•	POD Architecture Services® revenue recognized between $7 to $10 million;

•	Development and redevelopment capital expenditures of $440 to $475 million;

•	Portfolio level capital expenditures of $50 million;

•	Total G&A of $48 million; and

•

Non-cash interest expense of approximately $4.2 million with respect to our 4.125% Exchangeable Senior Notes due 2026 as a result of accounting guidance for convertible debt instruments that may be settled in cash (or other assets) on conversion.

Investor Conference Call Details

Digital Realty Trust will hold a conference call today, Thursday, February 25, 2010 at 1:00 pm ET/10:00 am PT to discuss its fourth quarter and full year 2009 financial results and operating performance. The conference call will feature Chief Executive Officer, Michael Foust and Chief Financial Officer and Chief Investment Officer, A. William Stein. To participate in the live call, investors are invited to dial +1 (800) 762-8779 (for domestic callers) or +1 (480) 629-9771 (for international callers) and quote the conference ID #4198813 at least five minutes prior to start time. A live webcast of the call will be available via the Investors section of Digital Realty Trust’s website at www.digitalrealtytrust.com. Please go to the website at least 15 minutes early to register and download and install any necessary audio software. If you are unable to listen to the live conference call, a telephone and webcast replay will be available after 12:00 pm PT on Thursday, February 25, 2010 until 11:59 pm PT on Wednesday, March 3, 2010. The telephone replay can be accessed by dialing +1 (800) 406-7325 (for domestic callers) or +1 (303) 590-3030 (for international callers) and using the access code #4198813. A replay of the webcast will also be archived on Digital Realty Trust’s website.

About Digital Realty Trust, Inc.

Digital Realty Trust owns, acquires, redevelops, develops and manages technology-related real estate. The Company is focused on providing Turn-Key Datacenter® and Powered Base Building® datacenter solutions for domestic and international tenants across a variety of industry verticals ranging from information technology and internet enterprises, to manufacturing and financial services. Digital Realty Trust’s 84 properties, excluding one property held as an investment in an unconsolidated joint venture, contain applications and operations critical to the day-to-day operations of technology industry tenants and corporate enterprise datacenter tenants. Comprising approximately 14.9 million square feet as of February 25, 2010, including 1.8 million square feet of space held for redevelopment, Digital Realty Trust’s portfolio is located in 27 markets throughout Europe and North America. Digital Realty Trust calculates occupancy and leased square footage for some of its properties based on factors in addition to contractually leased square feet, including available power, required support space and common area. For additional information, please visit Digital Realty Trust’s website at http://www.digitalrealtytrust.com.

Safe Harbor Statement

This press release contains forward-looking statements which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Such forward-looking statements include statements related to the Company’s 2010 guidance, acquisitions expectations, lease commencement expectations, POD Architecture Services® revenue expectations, development and redevelopment capital expenditure expectations, portfolio level capital expenditure expectations, total G&A expectations, expectations regarding the additional non-cash interest expense related to the accounting for certain convertible debt instruments and expectations regarding real estate depreciation and amortization expenses. These risks and uncertainties include, among others, the following: the impact of the ongoing deterioration in global economic, credit and market conditions; the downturn of local economic conditions in our geographic markets; decreases in information technology spending, including as a result of economic slowdowns or recession; adverse economic or real estate developments in our industry or the industry sectors that we sell to (including risks relating to decreasing real estate valuations and impairment charges); our dependence upon significant tenants; bankruptcy or insolvency of a major tenant or a significant number of smaller tenants; defaults on or non-renewal of leases by tenants; our failure to obtain necessary debt and equity financing; increased interest rates and operating costs; our failure to repay debt when due or our breach of covenants or other terms contained in our loan facilities and agreements; financial market fluctuations; changes in foreign currency exchange rates; our ability to manage our growth effectively; difficulty acquiring or operating properties in foreign jurisdictions; our failure to successfully operate acquired or redeveloped properties; risks related to joint venture investments, including as a result of our lack of control of such investments; delays or unexpected costs in development or redevelopment of properties; decreased rental rates or increased vacancy rates; increased competition or available supply of datacenter space; our inability to successfully develop and lease new properties and space held for redevelopment; difficulties in identifying properties to acquire and completing acquisitions; our inability to acquire off-market properties; our inability to comply with the rules and regulations applicable to public companies; our failure to maintain our status as a REIT; potential adverse changes to tax laws; restrictions on our ability to engage in certain business activities; environmental uncertainties and risks related to natural disasters; changes in foreign laws and regulations, including those related to taxation and real estate ownership and operation; and changes in real estate and zoning laws and increases in real property tax rates. For a further list and description of such risks and uncertainties, see the reports and other filings by the Company with the United States Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2008 and subsequent reports on Form 10-Q and Form 8-K. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Digital Realty Trust, Inc.

Condensed Consolidated Income Statements

(in thousands, except share data)

(unaudited)

	Three Months Ended		Year Ended
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Operating Revenues:
Rental	$136,425	$111,398	$510,772	$404,559
Tenant reimbursements	32,501	30,136	125,308	107,503
Other	848	5,572	1,062	15,383

Total operating revenues	169,774	147,106	637,142	527,445

Operating Expenses:
Rental property operating and maintenance	46,086	43,664	176,238	151,147
Property taxes	8,349	5,767	36,004	31,102
Insurance	1,672	1,333	6,111	4,988
Depreciation and amortization	52,126	47,086	198,052	172,378
General and administrative	11,363	8,661	42,165	38,391
Other	94	26	783	1,084

Total operating expenses	119,690	106,537	459,353	399,090

Operating income	50,084	40,569	177,789	128,355

Other Income (Expenses):
Equity in (loss from) earnings of unconsolidated joint venture	(776)	1,860	2,172	2,369
Interest and other income	17	591	753	2,106
Interest expense	(24,451)	(17,747)	(88,442)	(63,621)
Tax expense	23	(140)	(1,038)	(1,109)
Loss from early extinguishment of debt	—	—	—	(182)

Net Income	24,897	25,133	91,234	67,918
Net income attributable to noncontrolling interests	(510)	(1,238)	(3,572)	(2,664)

Net Income Attributable to Digital Realty Trust, Inc.	24,387	23,895	87,662	65,254
Preferred stock dividends	(10,101)	(10,102)	(40,404)	(38,564)

Net Income Available to Common Stockholders	$14,286	$13,793	$47,258	$26,690

Net income per share available to common stockholders:
Basic	$0.19	$0.19	$0.62	$0.39
Diluted	$0.18	$0.19	$0.61	$0.38

Weighted average shares outstanding:
Basic	76,649,529	73,011,453	75,950,370	68,829,267
Diluted	78,496,296	73,205,628	77,020,890	70,435,760

Digital Realty Trust

Consolidated Balance Sheets

(in thousands)

	December 31, 2009	December 31, 2008
	(unaudited)
ASSETS
Investments in real estate
Properties:
Land	$382,763	$316,318
Acquired ground leases	2,767	2,733
Buildings and improvements	2,952,330	2,467,830
Tenant improvements	272,462	255,818

Investments in properties	3,610,322	3,042,699
Accumulated depreciation and amortization	(459,521)	(302,960)

Net investments in properties	3,150,801	2,739,739
Investment in unconsolidated joint venture	6,392	8,481

Net investments in real estate	3,157,193	2,748,220
Cash and cash equivalents	72,320	73,334
Accounts and other receivables, net	46,086	39,108
Deferred rent	145,550	99,957
Acquired above market leases, net	25,861	31,352
Acquired in place lease value and deferred leasing costs, net	224,216	222,389
Deferred financing costs, net	21,073	16,275
Restricted cash	37,810	45,470
Other assets	14,950	4,940

Total Assets	$3,745,059	$3,281,045

LIABILITIES AND EQUITY
Revolving credit facility	$205,547	$138,579
Unsecured senior notes	83,000	58,000
Mortgage loans	1,063,663	1,026,594
4.125% exchangeable senior debentures due 2026, net of discount	165,834	161,901
5.50% exchangeable senior debentures due 2029	266,400	—
Accounts payable and other accrued liabilities	151,229	171,176
Accrued dividends and distributions	37,004	26,092
Acquired below market leases, net	69,311	76,660
Security deposits and prepaid rents	68,270	46,967

Total Liabilities	2,110,258	1,705,969

Equity:
Stockholders’ equity	1,558,995	1,503,921
Noncontrolling interests	75,806	71,155

Total Equity	1,634,801	1,575,076

Total Liabilities and Equity	$3,745,059	$3,281,045

Digital Realty Trust, Inc.

Reconciliation of Net Income Available to Common Stockholders to Funds From Operations (FFO) (1)

(in thousands, except per share and unit data)

(unaudited)

	Three Months Ended			Year Ended
	December 31, 2009	September 30, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Net income available to common stockholders	$14,286	$12,406	$13,793	$47,258	$26,690
Adjustments:
Noncontrolling interests in operating partnership	984	898	1,149	3,432	2,329
Real estate related depreciation and amortization (2)	51,821	50,163	46,890	196,971	171,657
Real estate related depreciation and amortization related to investment in unconsolidated joint venture	2,335	543	(286)	4,382	2,339

FFO available to common stockholders and unitholders (3)	$69,426	$64,010	$61,546	$252,043	$203,015

Basic FFO per share and unit	$0.84	$0.78	$0.78	$3.08	$2.70
Diluted FFO per share and unit (3)	$0.79	$0.74	$0.75	$2.93	$2.59

Weighted average common stock and units outstanding
Basic	82,196	82,094	79,096	81,715	75,160
Diluted (3)	102,078	101,492	91,123	98,963	87,811

(1)    Financial information for prior periods has been adjusted for the retroactive application of the following new accounting guidance adopted by the Company effective January 1, 2009: FASB ASC Subtopic 470-20, formerly Staff Position APB 14-1 “Accounting for Convertible Debt Instruments That May be Settled Upon Conversion (Including Partial Cash Settlement)”; FASB ASC Subtopic 810-10, formerly Statement of Financial Accounting Standard No. 160 “Noncontrolling Interests in Consolidated Financial Statements—An Amendment of ARB No. 51”.

(2)    Real estate depreciation and amortization was computed as follows:

Depreciation and amortization per income statement	52,126	50,439	47,086	198,052	172,378
Non real estate depreciation	(305)	(276)	(196)	(1,081)	(721)

	$51,821	$50,163	$46,890	$196,971	$171,657

(3)    At December 31, 2009, we had 7,000 series C convertible preferred shares and 13,796 series D convertible preferred shares outstanding that were convertible into 3,657 common shares and 8,215 common shares, respectively. In addition, we had a balance of $266,400 of 5.50% exchangeable senior debentures that were exchangeable for 6,195 and 4,345 common shares on a weighted average basis for the three months and year ended December 31, 2009, respectively. See below for calculations of diluted FFO available to common stockholders and unitholders and weighted average common stock and units outstanding.

	Three Months Ended			Year Ended
	December 31, 2009	September 30, 2009	December 31, 2008	December 31, 2009	December 31, 2008
FFO available to common stockholders and unitholders	$69,426	$64,010	$61,546	$252,043	$203,015

Add: Series C convertible preferred dividends	1,914	1,914	1,914	7,656	7,656
Add: Series D convertible preferred dividends	4,742	4,742	4,744	18,968	17,131
Add: 5.50% exchangeable senior debentures interest expense	4,050	4,050	—	11,248	—

FFO available to common stockholders and unitholders — diluted	$80,132	$74,716	$68,204	$289,915	$227,802

Weighted average common stock and units outstanding	82,196	82,094	79,096	81,715	75,160
Add: Effect of dilutive securities (excluding series C and D convertible preferred stock)	1,847	1,373	194	1,071	1,606
Add: Effect of dilutive series C convertible preferred stock	3,625	3,615	3,615	3,617	3,615
Add: Effect of dilutive series D convertible preferred stock	8,215	8,215	8,218	8,215	7,430
Add: Effect of dilutive 5.50% exchangeable senior debentures	6,195	6,195	—	4,345	—

Weighted average common stock and units outstanding — diluted	102,078	101,492	91,123	98,963	87,811

Note Regarding Funds From Operations

Digital Realty Trust calculates Funds from Operations, or FFO, in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) available to common stockholders and unitholders (computed in accordance with U.S. GAAP), excluding gains (or losses) from sales of property, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. Digital Realty Trust also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our financial condition and results from operations, the utility of FFO as a measure of our performance is limited. Other REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, our FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of our performance.